Exhibit 28(d)(x)
INVESTMENT ADVISORY AGREEMENT
          AGREEMENT made as of June 25, 2010, between FUNDVANTAGE TRUST, a Delaware Statutory Trust (herein called the “Trust”) on behalf of the series of the Trust set forth on Schedule A to this Agreement (each a “Fund”), and the Asset Management Group of Bank of Hawaii (herein called the “Investment Adviser”), a separately identifiable department or division of Bank of Hawaii (“BOH”).
          WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”), and currently offers or proposes to offer shares representing interests in separate investment portfolios, including each Fund;
          WHEREAS, the Trust desires to retain the Investment Adviser to render certain investment advisory services to each Fund, and the Investment Adviser is willing to so render such services; and
          WHEREAS, the Board of Trustees of the Trust have approved this Agreement, and the Investment Adviser is willing to furnish such services upon the terms and conditions herein set forth;
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:
     SECTION 1.       APPOINTMENT. The Trust hereby appoints the Investment Adviser to act as investment adviser for each Fund for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.
     SECTION 2.       DELIVERY OF DOCUMENTS. The Trust has furnished or will furnish the Investment Adviser with copies of each of the following:
          a.  Resolutions of the Board of Trustees of the Trust authorizing the appointment of the Investment Adviser and the execution and delivery of this Agreement; and
          b.  Each prospectus and statement of additional information relating to any class of Shares representing interests in each Fund in effect under the Securities Act of 1933 (such prospectus and statement of additional information, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the “Prospectus” and “SAI,” respectively).
          The Trust will furnish the Investment Adviser from time to time with copies of all amendments of or supplements to the foregoing, if any. In addition all copies of the resolutions of the Board of Trustees or amendments or supplements thereof will, upon the Investment Adviser’s request, be properly certified or authenticated.

          In addition to the foregoing, the Trust will also provide the Investment Adviser with copies of the Trust’s Agreement and Declaration of Trust and By-Laws, and any registration statement or service contracts related to each Fund, and will promptly furnish the Investment Adviser with any amendments of or supplements to such documents.
     SECTION 3.       MANAGEMENT. Subject to the supervision of the Board of Trustees of the Trust, the Investment Adviser will provide for the management of each Fund including (i) the provision of a continuous investment program for each Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in each Fund, (ii) the determination from time to time of what securities and other investments will be purchased, retained, or sold for each Fund, and (iii) the placement from time to time of orders for all purchases and sales made for each Fund. The Investment Adviser will provide the services rendered by it hereunder in accordance with each Fund’s investment objectives, restrictions and policies as stated in the applicable Prospectus and Statement of Additional Information, provided that the Investment Adviser has notice or knowledge of any changes by the Board of Trustees to such investment objectives, restrictions or policies. The Investment Adviser further agrees that it will render to the Board of Trustees such periodic and special reports regarding the performance of its duties under this Agreement as the Board may reasonably request. The Investment Adviser agrees to provide to the Trust (or its agents and service providers) prompt and accurate data with respect to each Fund’s transactions and, where not otherwise available, the daily valuation of securities in each Fund.
     SECTION 4.       BROKERAGE. Subject to the Investment Adviser’s obligation to obtain best price and execution, the Investment Adviser shall have full discretion to select broker-dealers to effect the purchase and sale of securities. When the Investment Adviser places orders for the purchase or sale of securities for a Fund, in selecting broker-dealers to execute such orders, the Investment Adviser is expressly authorized to consider the fact that a broker-dealer has furnished statistical, research or other information or services for the benefit of the Fund and, potentially, the Investment Adviser’s other clients, directly or indirectly. The Investment Adviser may aggregate securities orders for each Fund with the securities orders for one or more of its other clients or BOH’s clients, so long as the Investment Adviser adheres to a policy of allocating investment opportunities to the Fund over a period of time on a fair and equitable basis relative to other clients. In no instance will a Fund’s securities be purchased from or sold to the Trust’s principal underwriter, the Investment Adviser, or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law.
          The parties acknowledge that each Fund principally invests in tax-exempt municipal debt securities and that purchases of such securities by the Investment Adviser for each Fund does not generate brokerage commissions. In light of the foregoing, the Investment Adviser agrees that, to the extent applicable, it will report to the Board of Trustees of the Trust at least quarterly with respect to any brokerage transactions that were entered into by the Investment Adviser on behalf of either Fund and shall certify to the Board that the commissions paid were reasonable in terms either of the particular transactions or the overall responsibilities of the Investment Adviser to each Fund and the Investment Adviser’s other clients, and that the total commissions paid by a Fund were reasonable in relation to the benefits to that Fund, and potentially, the Investment Adviser’s other clients, over the long term. Further, the Investment Adviser will disclose to the Board of Trustees: (i) all material new or amended arrangements it may have with regard to each Fund’ securities transactions, (ii) any utilization of “soft dollar commissions” by each Fund and the Investment Adviser with respect to each Fund, and (iii) such other matters as the Board of Trustees may reasonably request.
     SECTION 5.       DELEGATION OF INVESTMENT ADVISER’S OBLIGATIONS AND SERVICES. With respect to each Fund, the Investment Adviser may enter into one or more contracts (“Sub-Advisory Agreement”) with a sub-adviser in which the Adviser delegates to such sub-adviser any or all of its obligations or services specified in Sections 3 and 4 of this Agreement, provided that each Sub-Advisory Agreement imposes on the sub-adviser bound thereby all the duties and conditions the Adviser is subject to under this Agreement, and further provided that each Sub-Advisory Agreement meets all requirements of the 1940 Act and rules thereunder.
     SECTION 6.       CONFORMITY WITH LAW; CONFIDENTIALITY. The Investment Adviser further agrees that it will comply with all applicable rules and regulations of all federal regulatory agencies having jurisdiction over the Investment Adviser in the performance of its duties hereunder. The Investment Adviser will treat confidentially and as proprietary information of the Trust all records and other information relating to the Trust and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when so requested by the Trust, or to the extent that such information is generally available to the public other than as a result of disclosure by the Investment Adviser.
          Where the Investment Adviser maybe exposed to civil or criminal contempt proceedings for failure to comply with a request for records or other information relating to the Trust, the Investment Adviser may comply with such request prior to obtaining the Trust’s written approval, provided that the Investment Adviser has taken reasonable steps to promptly notify the Trust, in writing, upon receipt of the request.
     SECTION 7.       SERVICES NOT EXCLUSIVE. The Investment Adviser and its officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Investment Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to a Fund or the Trust.
          Nothing in this Agreement shall limit or restrict the Investment Adviser or any of its partners, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account. The Trust acknowledges that the Investment Adviser and its partners, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for a Fund. The Investment Adviser shall have no obligation to acquire for a Fund a position in any investment which the Investment Adviser, its partners, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Investment Adviser not to favor or disfavor consistently or knowingly any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.
          The Investment Adviser agrees that this Section does not constitute a waiver by the Trust of the obligations imposed upon the Investment Adviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Trust of the obligations imposed upon the Investment Adviser under Section 206 of the Investment Advisers Act of 1940 and the rules thereunder. Further, the Investment Adviser agrees that this does not constitute a waiver by the Trust of any fiduciary obligation of the Investment Adviser arising under federal or state law, including under Section 36 of the 1940 Act. The Investment Adviser agrees that this Section 7 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.
     SECTION 8.       BOOKS AND RECORDS. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for each Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records in the Investment Adviser’s possession required to be maintained by Rule 3la-1 under the 1940 Act.
     SECTION 9.       EXPENSES. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. Each Fund shall bear all of its own expenses not specifically assumed by the Investment Adviser. Expenses borne by each Fund shall include, but are not limited to, the following (or the Fund’s share of the following): (a) the cost (including brokerage commissions) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (b) the fees payable to and expenses incurred on behalf of the Fund by the Investment Adviser; (c) the filing fees and expenses relating to the registration and qualification of the Trust and the Fund’s shares under federal and/or state securities laws and maintaining such registrations and qualifications; (d) the fees and salaries payable to the Trust’s directors and officers; (e) taxes (including any income or franchise taxes) and governmental fees; (f) the costs of any liability and other insurance or fidelity bonds; (g) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust or the Fund for violation of any law; (h) legal, accounting and auditing expenses, including legal fees of special counsel for the independent directors; (i) the charges of custodians and other agents; (j) the expenses of setting in type and printing prospectuses, statements of additional information and supplements thereto for existing shareholders, reports, statements, and confirmations to shareholders and proxy material that are not attributable to a class; (k) the costs of mailing prospectuses, statements of additional information and supplements thereto to existing shareholders, as well as reports to shareholders and proxy material that are not attributable to a class; (1) any extraordinary expenses; (m) the fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (n) the costs of mailing and tabulating proxies and costs of shareholders’ and directors’ meetings; (o) the costs of independent pricing services to value a portfolio’s securities; and (p) the costs of investment company literature and other publications provided by the Trust to its directors and officers. Distribution expenses, transfer agency expenses, expenses of preparation, printing and mailing, prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Trust will be allocated to such class.
     SECTION 10.       VOTING. The Investment Adviser shall have the authority to vote as agent for the Trust, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which a Fund’s assets may be invested from time to time, subject to such policies and procedures as the Board of Trustees of the Trust may adopt from time to time.
     SECTION 11.       COMPENSATION. a. For the services provided and the expenses assumed pursuant to this Agreement with respect to each Fund, the Trust will pay the Investment Adviser from the assets of the Fund and the Investment Adviser will accept as full compensation therefor from the Fund a fee, computed daily and payable monthly, at the annual rate as a percentage of average daily net assets set forth on Schedule B to this Agreement. For any period less than a full month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month.
          b. The fee attributable to each Fund shall be satisfied only against assets of such Fund and not against the assets of any other investment portfolio of the Trust. The Investment Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse a Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Investment Adviser, in which case such agreement shall govern the amount of any fee to be paid by a Fund or any reimbursement of expenses to a Fund, as applicable.
     SECTION 12.       LIMITATION OF LIABILITY. The Investment Adviser shall not be liable for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”). Each Fund will indemnify the Investment Adviser against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Investment Adviser related to such Fund. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Investment Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Investment Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Trust who are neither “interested persons” of the Trust nor parties to the proceeding (“disinterested non-party directors”) or (b) an independent legal counsel in a written opinion. The Investment Adviser shall be entitled to advances from a Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Delaware Statutory Trust Act. The Investment Adviser shall provide to a Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Investment Adviser shall provide security in a form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Investment Adviser will ultimately be found to be entitled to indemnification. Any amounts payable by a Fund under this Section shall be satisfied only against the assets of that Fund and not against the assets of any other investment portfolio of the Trust.
          The limitations on liability and indemnification provisions of this Section shall not be applicable to any losses, claims, damages, liabilities or expenses arising from the Investment Adviser’s rights to each Fund’s name.
     SECTION 13.       DURATION AND TERMINATION. This Agreement shall become effective and continue for an initial two year period as of the date first above written unless sooner terminated as provided herein with respect to a Fund. Thereafter, if not terminated, this Agreement shall continue for successive annual periods, PROVIDED such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Fund; PROVIDED, HOWEVER, that this Agreement may be terminated with respect to a Fund by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Fund, on 60 days’ prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 90 days’ prior written notice to the Trust. This Agreement will immediately terminate in the event of its assignment.
     SECTION 14.       AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting a Fund shall be effective, to the extent required by the 1940 Act, until the applicable shareholders of the Fund have approved such amendment in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.
     SECTION 15.       MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     SECTION 16.       DEFINITIONS. As used in this Agreement, the terms “affiliated person,” “assignment,” “interested person,” “majority of the outstanding voting securities” and “principal underwriter” shall have the same meaning as such terms have in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.
     SECTION 17.       NOTICE. All notices hereunder shall be given in writing and delivered by hand, national overnight courier, facsimile (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day) or mailed by certified mail, return receipt requested, as follows:
If to the Investment Adviser:
Asset Management Group of Bank of Hawaii
Attn: Chief Investment Officer
130 Merchant Street, Suite 370
Honolulu, Hawaii 96813
With copy to:
Bank of Hawaii
Attn: Legal Division
130 Merchant Street
Honolulu, Hawaii 96813
If to the Trust:
FundVantage Trust
Attn: Joel Weiss, President
301 Bellevue Parkway
Wilmington, DE 19809
With copy to:
Joseph V. Del Raso, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103
          The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile, (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the third (3rd) business day after the date of mailing thereof.
     SECTION 18.       GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof.
     SECTION 19.       COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FUNDVANTAGE TRUST
By:	/s/ Joel Weiss
	Name:	Joel Weiss
	Title:	President

ASSET MANAGEMENT GROUP OF BANK OF HAWAII
By:	/s/ Stephen K Rodgers
	Name:	Stephen K. Rodgers
	Title:	Senior Vice President

SCHEDULE A
DATED JUNE 28, 2010
TO THE
INVESTMENT ADVISORY AGREEMENT DATED JUNE 25, 2010
BETWEEN
FUNDVANTAGE TRUST AND ASSET MANAGEMENT GROUP OF BANK OF
HAWAII

Series of FundVantage Trust
     Tax-Free Securities Fund
     Tax-Free Short Intermediate Securities Fund

A-1

SCHEDULE B
DATED JUNE 25, 2010
TO THE
INVESTMENT ADVISORY AGREEMENT DATED JUNE 25, 2010
BETWEEN
FUNDVANTAGE TRUST AND THE ASSET MANAGEMENT GROUP OF BANK OF
HAWAII
Investment Advisory Fee Schedule

Annual Fee as a Percentage of
Fund	Fund’s Average Daily Net Assets
Tax-Free Securities Fund	0.20% (20 basis points)
Tax-Free Short Intermediate Securities Fund	0.20% (20 basis points)

B-1